FIDELITY NATIONAL INFORMATION SERVICES, INC.
COMBINED COMPANY PRELIMINARY SUPPLEMENTAL INFORMATION — UNAUDITED

Exhibit 99.3

Worldpay, Inc. Acquisition

On March 17, 2019, FIS, Wrangler Merger Sub, Inc., a wholly owned subsidiary of FIS (“Merger Sub”), and Worldpay, Inc. (“Worldpay”) entered into an Agreement and Plan of Merger (the “merger agreement”) pursuant to which Merger Sub would merge with and into Worldpay (the “merger”), with Worldpay surviving the merger and becoming a wholly owned subsidiary of FIS (collectively, the "Worldpay acquisition"). On July 31, 2019, FIS completed the acquisition of Worldpay, and Worldpay's results of operations and financial position will be included in the consolidated results of FIS from and after the date of acquisition.

Treatment of Share-Based Compensation

Historically, Worldpay has added back share-based compensation to its adjusted EBITDA and adjusted net earnings non-GAAP measures while FIS has not added back share-based compensation to its adjusted EBITDA and adjusted net earnings non-GAAP measures. FIS intends to keep its current definition of adjusted EBITDA and adjusted net earnings following the completion of the Worldpay acquisition. The schedules included in this Exhibit 99.3 conform to the FIS definition of adjusted EBITDA and adjusted net earnings and therefore do not add back Worldpay share-based compensation expense to the Adjusted combined EBITDA and Adjusted combined net earnings figures for all periods presented. This amount was approximately $125 million for the full year ended 2018 and $58 million for the first six months of 2019.

Supplemental Financial Data

Due to the financial impact of the transaction described above, FIS management desires to furnish investors with the additional information set forth herein to improve the understanding of the Company’s operating performance. The purpose of the schedules included in this Exhibit 99.3 is to recalculate certain non-GAAP measures of the Company’s historical financial performance on a combined company basis for the first and second quarters in 2019, each of the quarters in 2018 and for the full year 2018. The schedules have been prepared by making certain adjustments to the sum of historical Worldpay financial information and historical FIS financial information. The adjustments are discussed in the notes to the schedules. The content of the schedules is as follows:

•	Exhibit A shows the historical adjusted revenue, adjusted EBITDA, and adjusted net earnings on a total combined company basis, including combined company non-GAAP adjustments;

•
Exhibit B shows the historical adjusted combined segment revenue under the new segment reporting structure that the Company will use on a go forward basis and organic revenue adjustments to arrive at adjusted combined revenue organic base.

The unaudited adjusted combined financial information is presented for illustrative purposes only and does not reflect the financial results of the combined companies had the companies actually been combined at the beginning of 2018 and is not necessarily indicative of the future results of operations of the Company. The unaudited adjusted combined financial information does not consider the impact of possible business model changes nor any potential impacts of current market conditions on revenue, expense efficiencies and other factors. In addition, the unaudited adjusted combined financial information does not reflect the impact of any purchase accounting adjustments that would arise from the Worldpay acquisition as those impacts would be eliminated in the preparation of adjusted combined financial information.
The unaudited adjusted combined financial information is not pro forma information prepared in accordance with Article 11 of SEC regulation S-X, and the preparation of information in accordance with Article 11 would result in a significantly different presentation.
Although this Exhibit 99.3 contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company believes that it provides information that may be useful in understanding its results of operations, including a reasonable basis of comparison with its results for post-acquisition periods. FIS’ management uses these non-GAAP measures in part to assess the Company’s performance. Therefore, management believes these non-GAAP measures to be relevant and useful information for investors. These non-GAAP measures should not be used in isolation or as a substitute for other measures of financial performance reported in accordance with GAAP. In addition, the Company’s non-GAAP measures may be calculated differently from similarly titled measures of other companies.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
COMBINED COMPANY PRELIMINARY SUPPLEMENTAL INFORMATION — UNAUDITED

Exhibit Index

Exhibit A	Adjusted Combined Consolidated Revenue, EBITDA, and Net Earnings — Unaudited

Exhibit B	Adjusted Combined Segment Revenue — Unaudited

FIDELITY NATIONAL INFORMATION SERVICES, INC.
ADJUSTED COMBINED CONSOLIDATED REVENUE, EBITDA, AND NET EARNINGS — UNAUDITED

Exhibit A

	Q1 2018 (1)	Q2 2018	Q3 2018	Q4 2018	FY 2018 (1)	Q1 2019	Q2 2019

Revenue	$2,066	$2,106	$2,084	$2,167	$8,423	$2,057	$2,112
Worldpay revenue	915	1,007	1,018	1,050	3,990	970	1,073
Acquisition deferred revenue (6)	2	1	1	—	4	—	—
Adjusted combined revenue (2)	$2,983	$3,114	$3,103	$3,217	$12,417	$3,027	$3,185

Operating income	294	353	342	469	1,458	315	391
Worldpay operating income	(63)	113	78	175	303	106	237
Adjusted combined operating income (3)	231	466	420	644	1,761	421	628
Combined non-GAAP adjustments:
Depreciation and amortization	566	642	683	632	2,523	632	621
Acquisition, integration and other costs (4)	291	102	63	93	549	88	81
Asset impairments (5)	—	—	95	—	95	—	—
Acquisition deferred revenue adjustment (6)	2	1	1	—	4	—	—
Adjusted combined EBITDA (7)	$1,090	$1,211	$1,262	$1,369	$4,932	$1,141	$1,330
Adjusted combined EBITDA margin (8)	36.5%	38.9%	40.7%	42.6%	39.7%	37.7%	41.8%

Net earnings	$182	$212	$154	$299	$847	$148	$154
Worldpay net earnings	(138)	(3)	3	111	(27)	36	143
Adjusted combined net earnings before non-GAAP adjustments (9)	44	209	157	410	820	184	297
Combined non-GAAP adjustments:							—
Purchase accounting amortization (10)	363	438	471	406	1,678	399	390
Acquisition, integration and other costs (4)	291	102	63	93	549	143	92
Asset impairments (5)	—	—	95	—	95	—	—
Acquisition deferred revenue adjustment (6)	2	1	1	—	4	—	—
Loss (gain) on sale of businesses and investments (11)	(3)	1	54	3	55	6	—
Debt financing activities (12)	—	1	—	—	1	—	102
Equity method investment earnings (loss) (13)	—	7	4	4	15	7	4
Non-operating (income) expense (14)	9	22	4	8	43	(3)	4
Adjusted tax expense (15)	(45)	(31)	(49)	(70)	(195)	(37)	(42)
(Provision) benefit for Income taxes on non-GAAP adjustments	(58)	(48)	(67)	3	(170)	(57)	(56)
Total non-GAAP adjustments	559	493	576	447	2,075	458	494
Adjusted combined net earnings (16)	$603	$702	$733	$857	$2,895	$642	$791

Amounts in table may not sum or calculate due to rounding.

See notes to Exhibit A and B.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
ADJUSTED COMBINED SEGMENT REVENUE — UNAUDITED
(In millions)

Exhibit B

	Q1 2018 (1)	Q2 2018	Q3 2018	Q4 2018	FY 2018	Q1 2019	Q2 2019

Merchant Solutions	$892	$1,017	$978	$1,031	$3,918	$951	$1,098
Banking Solutions	1,477	1,495	1,524	1,564	6,060	1,504	1,493
Capital Market Solutions	596	584	589	622	2,391	572	594
Corporate and Other	18	18	12	—	48	—	—
Adjusted combined revenue	$2,983	$3,114	$3,103	$3,217	$12,417	$3,027	$3,185

Organic adjustments:
Merchant Solutions	—	—	—	—	—	—	—
Banking Solutions	(67)	(61)	(60)	(70)	(258)	—	—
Capital Market Solutions	(1)	—	—	—	(1)	—	—
Corporate and Other	(18)	(18)	(12)	—	(48)	—	—
Adjusted combined revenue organic adjustments (17)	(86)	(79)	(72)	(70)	(307)	—	—

Organic base:
Merchant Solutions	892	1,017	978	1,031	3,918	951	1,098
Banking Solutions	1,410	1,434	1,464	1,494	5,802	1,504	1,493
Capital Market Solutions	595	584	589	622	2,390	572	594
Corporate and Other	1	—	—	—	1	—	—
Adjusted combined revenue organic base	$2,898	$3,035	$3,031	$3,147	$12,111	$3,027	$3,185

Amounts in table may not sum or calculate due to rounding.

See notes to Exhibits A and B.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
COMBINED COMPANY PRELIMINARY SUPPLEMENTAL INFORMATION — UNAUDITED

Notes to Exhibits A and B.

(1)	Amounts include the 15-day stub period results between January 1, 2018 and January 15, 2018 for Worldpay Group plc prior to its acquisition by Worldpay.

(2)
Adjusted combined revenue consists of revenue, of both FIS and Worldpay, increased to reverse the purchase accounting deferred revenue adjustment made upon the acquisition by FIS of SunGard. As discussed in note (6) below, the deferred revenue adjustment represents revenue that would have been recognized in the normal course of business by SunGard under GAAP but was not recognized due to GAAP purchase accounting adjustments.

(3)	Adjusted combined operating income represents the operating income of both FIS and Worldpay, calculated based on the combined company revenue and operating expenses.

(4)
This item represents acquisition and integration costs primarily related to FIS’ acquisition of SunGard and Worldpay’s acquisition of Worldpay Group plc, and certain other costs including those associated with data center consolidation activities.

(5)
This item represents asset impairments for assets held for sale prior to being transferred to Banco Bradesco upon closing of the agreement to unwind the Brazilian Venture as well as impairments of the goodwill and contract intangible asset associated with the Brazilian Venture.

(6)
This item represents the impact of the purchase accounting adjustment to reduce SunGard's deferred revenues to estimated fair value, determined as fulfillment cost plus a normal profit margin. The deferred revenue adjustment represents revenue that would have been recognized in the normal course of business by SunGard under GAAP if FIS' acquisition had not occurred, but was not recognized due to GAAP purchase accounting requirements.

(7)
Adjusted combined EBITDA is EBITDA, earnings from continuing operations before interest, taxes, depreciation and amortization, excluding certain costs and other transactions which management deems non-operational in nature and are listed above, the removal of which improves comparability of operating results across reporting periods.

(8)	Adjusted combined EBITDA margin reflects adjusted combined EBITDA divided by adjusted combined revenue.

(9)	Adjusted combined net earnings before non-GAAP adjustments reflects combined company net earnings to shareholders.

(10)
This item represents purchase price amortization expense on all intangible assets acquired through various acquisitions, including customer relationships, contract value, trademarks and tradenames, non-compete agreements and technology assets acquired. The Company has excluded the impact of purchase accounting amortization of intangibles as such amounts can be significantly impacted by the timing and/or size of acquisitions. Although the Company excludes these amounts from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Purchase accounting amortization of intangible assets will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in purchase price amortization of future intangible assets.

(11)	This item represents the net pre-tax loss (gain) on sale of businesses and investments.

(12)	This item primarily represents the non-cash foreign currency impact of non-hedged Euro- and Pound Sterling-denominated notes issued to finance the Worldpay acquisition.

(13)	This item represents our equity method investment earnings or loss and is predominantly due to the Company's equity ownership interest in Cardinal Holdings, LP.

(14)	This item represents Worldpay’s non-operating income (expense) primarily consisting of other income and expense items outside of operating activities.

(15)
This item represents adjusted income tax expense to reflect a projected effective tax rate for the period for Worldpay, including the tax effect of Worldpay adjustments described above. Adjusted tax expense includes tax benefits due to (1)

FIDELITY NATIONAL INFORMATION SERVICES, INC.
COMBINED COMPANY PRELIMINARY SUPPLEMENTAL INFORMATION — UNAUDITED

the amortization of intangible assets and other tax attributes resulting from or acquired with Worldpay’s acquisitions, (2) the tax basis step up associated with Worldpay’s separation from Fifth Third Bank and (3) the purchase or exchange of Class B units of Worldpay Holding, net of payment obligations under tax receivable agreements.

(16)	Adjusted combined net earnings represents combined company net earnings adjusted for the impacts of the items listed above.

(17)	Organic adjustments represent the removal of revenue related to business divestitures for the periods presented.